EXHIBIT 4.3

Ref no: [                    ]

Special Labour & Service Supply Agreement

between

Yanzhou Coal Mining Company Limited

and

Yankuang Group Company Limited

21 March 2014

This agreement was signed by the following parties on 21 March 2014 in Zoucheng city, Shandong province:

Yanzhou Coal Mining Company Limited (hereafter as “Party A”), a joint stock limited company set up and subsists under the law of China, its publicly issued shares are listed on the Shanghai Stock Exchange, The Hong Kong Stock Exchange and New York Stock Exchange in US, the business licence of the legal person is 370000400001016, the domicile is 298 Fushan South Road Zoucheng city, Shandong province, the legal representative is Li Xiyong.

Yankuang Group Company Limited (hereafter as “Party B”), a wholly-owned state enterprise set up and subsists under the law of China, the business licence of the legal person is 370000018019807, the domicile is 298 Fushan South Road Zoucheng city, Shandong province, the legal representative is Zhang Xinwen.

Whereas:

1.	Party A has offered shares to the public, and after its shares have been listed on the Shanghai Stock Exchange, The Hong Kong Stock Exchange and New York Stock Exchange in US, Party B is still the controlling shareholder of Party A, as at the date of signing this agreement, it holds approximately 52.86% of the issued shares of Party A. Party A possesses rich professional technical, management and service experiences in coal mine operation, coal washing, separation and processing.

2.	Party B currently still have some coal mine resources requiring professional coal mine operation services and washing, selection and processing services of coal products.

3.	In order to efficiently use the existing professional service experience and labour resources of Party A, further enhance the economic benefits of Party A, Party A agrees to provide professional services of coal mine operation, coal washing, selection and processing to Party B and its Subsidiaries according to this agreement.

Pursuant to the provisions of the Contract Law of the People’s Republic of China and the related laws and regulations, regulatory rules of the place of listing of Party A, after the amicable discussion between the parties to the agreement, both parties have reached the following agreement in respect of the provision of professional labour and services by Party A to Party B:

1.	Definition and interpretation

1.1	Definition

Unless otherwise specified in the contexts, the following words shall have the following meanings in this agreement:

“Financial year”	The financial year from 1 January to 31 December of each year;

“Half yearly”	In respect of a financial year, this refers to half of a year from 1 January to 30 June or half of a year from 1 July to 31 December;

“The Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited;

“China”	the People’s Republic of China;

“Renminbi”	The legal tender of China;

“Market Price”	The market prices of labour and services calculated under Clause 4.2 of the Agreement as applicable;

“State Fixed Price”	The prices of labour and services determined under Clause 4.3; and

“Subsidiaries”	The controlled subsidiaries and other branches of Party A and Party B.

1.2	Interpretation

Unless it is intended to the contrary, otherwise

(1)	In this agreement, as far as the labour and services are concerned, Party A and Party B shall include their Subsidiaries, while Party B shall include its associates from time to time (“Associates” has its definition of “Associates” in the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited), for the purpose of this agreement, here, the Subsidiaries of Party B shall not include Party A and its Subsidiaries;

(2)	A party to this agreement or any other agreements includes its successor or approved transferee;

(3)	The provisions or appendix refer to the provisions or appendix of this agreement;

(4)	Any provisions of this agreement shall not be interpreted as the extension, alteration, changes or supplement of the agreement;

(5)	The headings of this agreement are used for convenience purposes, they shall not affect the contents and interpretation of the agreement.

2.	Provision of professional labour and services

2.1	The labour and services provided by Party A to Party B under this agreement include:

(1)	coal mine operation and management;

(2)	coal washing, separation and processing.

2.2	Party A shall provide the labour and services under this agreement to Party B according to the conditions of the agreement and specific conditions (including but not limited to the quantity and quality) agreed by both parties from time to time.

3.	Operation method

3.1	Party B can submit to a plan of demand for labour and services for the next year or an adjustment plan for the service items of this year to Party A before 30 November each year (“Annual Supply Plan”), both parties should reach a consensus of that plan before 31 December of that year.

3.2	Both parties to the agreement and its respective Subsidiaries and the Associates of Party B can enter into specific labour and service supply contracts according to the agreement (including the Annual Supply Plan formulated under the agreement.

3.3	During the execution process of the Annual Supply Plan or specific supply contracts, if necessary and subject to the consent of both parties, the Annual Supply Plan or specific supply contracts can be adjusted.

3.4	The sums of the supply of labour and services can be paid in a lump sum or by installments.

3.5	The parties to the agreement shall pay to the other party the sums due and payable for the continuous connected transactions or record on the books for the sums for the continuous connected transactions received from the other party on the last business day of each calendar month at the latest. Settlement of the sums for the continuous connected transactions shall be completed in the month immediately follows the current month, but this does not include the sums not yet completed at that time and sums with disputes not yet settled.

4.	Pricing basis of supply of labour and services

4.1	The prices for the services of coal mine operation, coal washing, separation and processing shall be determined according to the Market Prices. Those Market Prices should be calculated and estimated before each financial year as much as possible.

4.2	The Market Price of the supply agreed upon shall be determined according to normal commercial terms and the following basis:

(1)	The prices charged by an independent third party of the same or similar labour and services in the place of provision or its proximity which provides the same or similar labour and services under normal commercial terms during normal course of business at that time; or

(2)	The prices charged by an independent third party of the same or similar labour and services in China which provides the same or similar labour and services under normal commercial terms during normal course of business at that time if (1) does not apply.

4.3	At any time while the State Fixed Price is effective and applicable for the supply of labour and services of this agreement, both parties agree that the price of those labour and services should be determined according to the State Fixed Price. The State Fixed Price refers to the price specified for those provisions agreed upon by the relevant laws, regulations, decisions, orders or pricing policies of the related government authorities of China (as the specific case may be).

5.	Representation, undertaking and warranty of Party A

5.1	Party A is a joint stock limited company set up in accordance with the law, it is an independent legal person, and currently holds a valid business licence.

5.2	Party A has been conducting operating activities in accordance with the law, and has not been engaged with any activities beyond the business scope specified by the law and regulations.

5.3	The signing of this agreement by Party A or its execution of the duties under the agreement will not violate any other agreements that it has entered into, and there will not any conflicts in law with the other agreements that it has entered into.

5.4	Party A warrants that it shall provide the labour and services under this agreement to Party B according to normal commercial terms.

5.5	Party A undertakes and warrants that it will maintain the labour and services provided by Party A in accordance with and which reach the requirements and standard determined through the discussion of Party A and Party B from time to time.

5.6	Party A will ensure that it always has an adequate number employees with certain qualifications to provide the labour and services, and that its employees can obtain adequate guidance and instructions to provide the labour and services according to the reasonable requirements of Party B.

5.7	Party A undertakes to Party B that Party A will cause its Subsidiaries to take all necessary action to perform their duties under this agreement.

5.8	Party A warrants that when it performs the duties under this agreement, it should take reasonable action to avoid certain omissions which cause Party B suffers any damage. If any losses are made to Party B, Party A undertakes to compensate Party B for all its losses.

6.	Representation, undertaking and warranty of Party B

6.1	Party B is a wholly state-owned enterprise set up in accordance with the law, it is an independent legal person, and currently holds a valid business licence.

6.2	Party B has been conducting operating activities in accordance with the law, and has not been engaged with any activities beyond the business scope specified by the law and regulations.

6.3	The signing of this agreement by Party B or its execution of the duties under the agreement will not violate any other agreements that it has entered into or its Clauses of Association, and there will not any conflicts in law with the other agreements that it has entered into or its Clauses of Association.

6.4	Party B undertakes that it will pay the fees for those labour and services to Party A in time as agreed in this agreement, if there is any breach of the terms of this agreement, Party B will undertake the liabilities of its action which violates the stipulations of this agreement.

6.5	Party B warrants that when it performs the duties under this agreement, it should take reasonable action to avoid certain omissions which cause Party A suffers any damage. If any losses are made to Party A, Party B undertakes to compensate Party B for all its losses.

7.	Termination of supply of labour and services

7.1	Unless otherwise agreed in this agreement, any party of the parties to the agreement can issue a written notice of termination to the other party no less than 3 months in advance to terminate certain types of labour or services, the types of labour and services to be terminated and when such termination will be effective must be stated in the notice. The provision or purchase of those types of supply of labour and services stated in the notice will be automatically terminated starting on the effective date of termination stated in that notice. If any provision of the supply of labour and services is terminated according to this clause, that termination will not affect the other rights and duties of Party A or Party B under this agreement.

7.2	In order to avoid any doubt, both parties agrees that when Party B has issued a termination notice for the supply of labour and services according to Clause 7.1, Party A shall still provide the labour and services to Party B according to the applicable supply clauses then (other than the length of supply period) from the date of the notice up to the effective date of termination. The applicable clauses then shall include the relevant clauses of any supplementary agreement entered into according to Clause 8.3.

8.	Validity, term and termination of the agreement

8.1	Unless otherwise agreed by both parties in writing, this agreement shall be effective with retrospective from 1 January 2014 on the conditions that this agreement has been signed by the authorized representatives or authorized representatives of the parties to the agreement and approval of the Board of Directors or independent shareholders of Party A has been obtained according to the approval authority and the regulatory provisions of the place of listing of Party A.

8.2	The validity period of this agreement is one year, starting from 1 January 2014 and ending on 31 December 2014.

8.3	If this agreement is required to be changed for any matters, both parties shall enter into a supplementary agreement, both parties shall sign that supplementary agreement in respect of the matters concerned before the end of November of the year of the financial year in respect of that supplementary agreement. If both parties cannot reach a consensus on the terms of the supplementary agreement required before the above deadline, then the supply clauses of that year shall apply to the following financial year before both parties reach a consensus or the dispute of both parties is solved under Clause 8.4.

8.4	If both parties fail to reach an agreement of any matters regarding the transaction price (including but not limited to the amount and payment time of the sum payable), then upon the request of any party, that matter must be submitted to a competent commodity pricing authority, and the competent commodity pricing authority will serve as conciliator to decide the solution methods. The decision of the competent commodity pricing authority shall be final, and is binding upon both parties.

8.5	Before this agreement is terminated, the parties to the agreement can jointly discuss to enter into a new labour & service supply agreement to guarantee the normal operation of the production operation of the parties to the agreement after the termination of the agreement.

8.6	If any party seriously breaches any terms of this agreement (“Party in Default”), and the other party issues a written notice to it informing the Party in Default that its action has constituted a breach and requesting the Party in Default to make remedies within a reasonable deadline, and that Party in Default has not made the remedies for the breach within the above deadline, then the other party can immediately terminate the agreement, if the breach of the Party in Default cannot be remedied, the other party can immediately terminate this agreement.

8.7	The termination of this agreement shall not harm any rights or duties of any party which have already been generated.

9.	Performance of the agreement

Pursuant to the regulatory rules of the place of listing of Party A (including but not limited to the requirements of Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, Shanghai Stock Exchange Listing Rules of Stocks), an annual amount limit of the transaction amount must be set for the continuous connected transactions under this agreement. If the annual limit of the transactions of related labour and services must be approved by the independent shareholders of Party A, then the approval of the independent shareholders of Party A will determine if those transactions continue to take place. If in a particular year the actual amount of those transactions occurred will exceed that annual limit approved by the independent shareholders of Party A, then before Party A performs the related approval procedures according to the regulatory rules of the place of listing, both parties shall terminate to perform the supply of labour and services which has exceeded the annual limit approved by the independent shareholders of Party A.

10.	Announcement

Without the prior written consent of the other party, either party shall not or permit another party (to the extent a party is able to control another party) to make any notice related to the subject matter or any related matters of this agreement, with the exception of the announcement made according to the law or the stipulations of the China Securities Regulatory Commission, Shanghai Stock Exchange, The Hong Kong Stock Exchange, Hong Kong Securities and Futures Commission, New York Stock Exchange, Securities and Exchange Commission of US or any other regulatory bodies of the place of listing of Party A.

11.	Other provisions

11.1	Without the consent of the other party, either party shall not transfer its rights or duties under this agreement.

11.2	This agreement and its appendix constitute all the agreement reached by both parties in respect of the matters under this agreement, and supersede all the previous agreement related to those transactions by both parties. If any party (“Party in Default”) breaches any terms of the original agreement of the connected transactions, the validity of this agreement shall not affect any rights of the other party (“Observant Party”) that it should obtain as a result of the breach of the Party in Default.

11.3	If any terms of this agreement become illegal, void or unenforceable due to the lapse of time, the other terms shall not be affected.

11.4	If either party cannot perform any duties in this agreement as stipulated in this agreement due to any force majeure matters, it should provide evidence in time and notice the other party in writing, then it shall not be deemed as having made any breach. And the other party shall agree to give a reasonable period of time to that party to perform the relevant responsibilities and duties depending on the situations then.

11.5	Both parties agree to bear all the related costs and expenses incurred due to the entering of this agreement according to the relevant law and regulations of China, for those not provided by the law, both parties shall share equally.

11.6	The revision of this agreement or its appendix should be made by written agreement as far as possible, which should be signed by both parties, and approved by the adoption of the appropriate legal person’s action.

11.7	Unless otherwise provided, the failure to exercise or postponement to exercise its rights, power or privileges under this agreement does not constitute a waiver of such rights, power or privileges, and a single or partial exercise of such rights, power or privileges does not exclude the exercise of any other rights, power or privileges.

11.8	The appendix to this agreement is an integral part of this agreement, and has the same binding power in this agreement as if it has been incorporated in this agreement.

12.	Notice

12.1	Any notices or other documents served to both parties under this agreement should be mailed or faxed by written letters to the following addresses of the parties concerned:

(a)	Party A:	Yanzhou Coal Mining Company Limited

	Address:	298 Fushan South Road, Zoucheng city,

Shandong province, the People’s Republic of China

	Telephone no:	0537-5382319

	Fax no:	0537-5383311

(b)	Party B:	Yankuang Group Company Limited

	Address:	298 Fushan South Road, Zoucheng city,

Shandong province, the People’s Republic of China

	Telephone no:	0537-5382232

	Fax no:	0537-5382831

12.2	Time that the notices or documents are served is:

(a)	In person:	The time when the letter is delivered;

(b)	Mail:	Five (5) working days after posting (excluding Saturday, Sunday and public holidays of China); and

(c)	Fax:	The time when the fax is received. If it is received outside the normal business hours, then it is regarded as having been served during the normal business hours on the next day (excluding Saturday, Sunday and public holidays of China), and the sender of the fax should produce the confirmation report printed by the fax machine to show that the fax has been served completely.

13.	Applicable law and jurisdiction

This agreement shall be governed by the law of China and shall be construed thereof. Any disputes related to this agreement or made as result of this agreement (including all issues on its existence, validity or termination or the rights or duties of both parties under this agreement), if they cannot be solved by amicable discussion, either party can submit those matters for arbitration to Jining Arbitration Commission in Shandong province, China, the place of arbitration is Jining city, the arbitration will be conducted according to the arbitration rules which apply to the arbitration application in that arbitration commission. The arbitration award is final, and is binding upon both parties.

14.	Supplementary rules

This agreement is written in Chinese.

This agreement contains four originals, both parties will each holds two copies after they are signed and chopped by the authorized representatives or authorized representatives, each agreement has the same force.

This is to certify that this agreement was entered into on the date written on the first page.

Yanzhou Coal Mining Company Limited
(Seal)

Legal representative or authorized representative:

Yankuang Group Company Limited
(Seal)

Legal representative or authorized representative:

Appendix: Labour & services supplied by Party A to Party B

Serial no	Item supplied	Pricing basis	Term of supply	Notice period for termination

1	Coal mine operation and management	Market Price	1 year	3 months

2	Coal washing, separation and processing	Market Price	1 year	3 months